Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 25, 2010, relating to the 2009 consolidated financial statements of Laboratory Specialists of America, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs noting Laboratory Specialists of America, Inc. was a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. and was subsequently acquired by Alere Inc., formally known as Inverness Medical Innovations, Inc. on February 17, 2010), appearing in the Current Report on Form 8-K dated March 2, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
November 24, 2010